Exhibit 10.8

Participation Agreement

This Participation Agreement is by and between Karl Meyer (“Executive”) and Entravision Communications Corporation (the “Company”).

Effective as of the Effective Date (defined below), the Company will provide severance benefits to Executive as provided in the Company’s Executive Severance and Change in Control Plan (the “Plan”), a copy of which is attached hereto as Exhibit A and incorporated herein.

This Participation Agreement, and Executive’s participation in the Plan, will be effective as of the date of the last signature below (the “Effective Date”). Executive acknowledges and agrees that, as of the Effective Date, the severance benefits that may be provided to Executive under the Plan supersede and replace in their entirety any severance benefits Executive may have (A) under any other plan, policy or practice previously maintained by the Company or any of its affiliates that may have been applicable to Executive, and (B) under any individually negotiated employment agreement, offer letter or equity award agreement between Executive and the Company or any of its affiliates entered into prior to the date hereof, including the Executive Employment Agreement dated as of May 1, 2022 between Executive and the Company.

The Compensation Committee of the Board of Directors of the Company (the “Administrator” under the Plan) has designated Executive as a Group II Executive under the Plan.

To accept the terms of this Participation Agreement and Executive’s participation in the Plan, effective as of the Effective Date, the parties have signed and dated this Participation Agreement as set forth below.

Entravision Communications Corporation Executive

/s/ Christopher Young /s/ Karl Meyer

Name: Christopher Young Name: Karl Meyer

Title: Interim Chief Executive Officer,

Chief Financial Officer and Treasurer

Date: May 14, 2023 Date: May 12, 2023

Exhibit A

Entravision Communications Corporation
Executive Severance and Change in Control Plan

(attached)